Exhibit 21.1

SUBSIDIARIES OF KINIKSA PHARMACEUTICALS, LTD.

Legal Name of Subsidiary	Jurisdiction of Organization
Kiniksa Pharmaceuticals Corp.	Delaware
Kiniksa Pharmaceuticals (UK), Ltd.	United Kingdom